Exhibit 99.1

Exhibit A

Contact: J. Todd Scruggs, Executive Vice President and CFO

(434) 846-2000 tscruggs@bankofthejames.com

For Immediate Release

Bank of the James Financial Group, Inc. Announces

Preliminary Approval for $7,708,000 Investment Under

U.S. Treasury’s Capital Purchase Program

Lynchburg, Va., January 16, 2009….Bank of the James Financial Group, Inc. (OTCBB:BOJF). Lynchburg-based Bank of the James Financial Group, Inc. announced today that it has received preliminary approval for a $7.708 million investment from the U.S. Treasury Department under the TARP Capital Purchase Program. According to Robert R. Chapman III, President of Bank of the James Financial Group, Inc., “although we have not yet determined whether we will participate in the Capital Purchase Program and actually accept the funds, we are pleased that we have met the standards imposed by Treasury as evidenced by the preliminary approval.” The TARP Capital Purchase Program is a voluntary program designed to provide capital to healthy banks and to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy. Under the program, only available to qualifying sound financial institutions, the Treasury will purchase senior preferred shares of stock. Final approval is conditioned on, among other things, continued compliance with the terms of the program.

Mr. Chapman continued, “As one of Region 2000’s leading financial institutions, our focus needs to remain on helping ensure credit is readily available in our community. Our Board and management team currently are evaluating whether participation in the program will create additional opportunities to serve our market. If we decide to participate in the program, we will primarily use the additional capital to help meet the needs of our customers in Region 2000 while adding to our already solid balance sheet.”

Through Bank of the James, our wholly-owned subsidiary, Bank of the James Financial Group operates 9 banking offices throughout Region 2000, including office in the City of Lynchburg, Madison Heights and the Town of Amherst in Amherst County, Forest in Bedford County, the City of Bedford and the Town of Altavista in Campbell County. The company also offers a full range of financial services including mortgages through Bank of the James Mortgage, a division of Bank of the James, investment services through BOTJ Investment Group, Inc., and insurance services through BOTJ Insurance, Inc.

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Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words

“believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

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